RIGHTS OFFERING

THERE IS STILL TIME LEFT!

ZION OIL & GAS



Rights Offering Expires September 30, 2015

Deadline to subscribe through your brokerage account is
Friday, September 25, 2015

To participate in Zion's Rights Offering, contact your broker before the deadline.

Rights Offering Details

- For Every 5 Shares of Zion Common Stock that you owned on June, 19, 2015, you were granted 1 Right.
- Exercise your Rights for $7.00 each.
- For every Right exercised, you will be issued 4 Shares of Common Stock.

You may also purchase Common Stock or Units under our

Direct Stock Purchase Plan (DSPP)

visit our website at **www.zionoil.com/invest**

Zion Oil & Gas, Inc.
6510 Abrams Road, Suite 300
Dallas, TX 75231



Viking International Drilling Rig I-35

"And I will bless those who bless thee..."

Genesis 12:2-3

Thank you for your continued support of Zion and helping Israel become energy independent!